FILED PURSUANT TO RULE 424(b)(3)
                                 REGISTRATION NO. 333-28925

PRICING SUPPLEMENT NO. 54, AS AMENDED
DATED NOVEMBER 13, 1998 TO
PROSPECTUS DATED JULY 2, 1997
AND PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1997


           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES E
                       (FIXED RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $10,000,000
Date of Issue:  November 18, 1998

Agent's Discount or Commission:   $9,000
Maturity Date:  November 19, 2001

Net Proceeds to Issuer:   $9,991,000
Interest Rate:  5.80%

Form:   [ X ] Book-Entry                       Cusip No.:  02635PNH2
        [   ] Certificated

Agent:  First Union Capital Markets
Capacity:   [  X ] Agent
            [    ] Principal

If as Agent:   The Notes are being offered at a fixed initial
public offering price of 100% of Principal Amount.

If as Principal:

[   ]   The Notes are being offered at varying prices related
to prevailing market prices at the time of resale.

[   ]   The Notes are being offered at a fixed initial public
offering price of ______________% of Principal Amount.


We are offering the Notes on a continuing basis through American General Securities Incorporated, Lehman Brothers, Merrill Lynch & Co., J.P. Morgan & Co. and Salomon Smith Barney, as agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase Notes. We may also accept offers to purchase Notes through other agents. See "Plan of Distribution of Notes" in the accompanying Prospectus Supplement. To date, including the Notes described by this Pricing Supplement, we have accepted $653,992,000 aggregate principal amount of offers to purchase Notes.

             _________________________________


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Notes or determined if the Prospectus, the Prospectus Supplement or this Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.